Exhibit 99.1

diaDexus, Inc. Reports 38% Year-Over-Year Revenue Growth for 2011 Third Quarter

Fifth Consecutive Quarter of Revenue Growth

SOUTH SAN FRANCISCO, Calif., Nov. 9, 2011 — diaDexus, Inc. (OTC Bulletin Board: DDXS), a diagnostics company focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease, today announced financial results for the third quarter of 2011.

Total revenues for the quarter ended September 30, 2011 were $4.4 million, representing 38% growth over total revenues of $3.2 million for the third quarter of 2010. Total operating costs and expenses for the quarter were $6.3 million as compared to $6.0 million for the 2010 third quarter, with the increase in expenses primarily related to current severance obligations and increased product costs due to product volume increases. Net cash used in operating activities for the third quarter of 2011 was $1.7 million versus $2.1 million for the same period the year prior, up from $1.4 million in the second quarter of 2011.

As of September 30, 2011, diaDexus had cash, cash equivalents, and investments of $19.8 million, compared to $16.8 million at June 30, 2011. This includes $5.0 million in borrowings under a secured loan made by to diaDexus by Comerica Bank in September 2011.

diaDexus also said today that, following discussions with the FDA, it elected to withdraw the 510(k) application filed in June for its new automated Lp-PLA2 activity assay. The company indicated it was planning to develop a new submission. It has identified completed clinical trials from which blood samples of patient cohorts may be obtained and then tested to demonstrate the effectiveness of the new automated Lp-PLA2 activity assay. diaDexus is in discussions with the FDA on the appropriateness of utilizing these trials.

Commenting on the financial results, Chief Executive Officer Brian E. Ward, Ph.D. stated, “Our third quarter results reflect continued strong sales of our PLAC ELISA test and mark our fifth consecutive quarter of revenue growth. We are projecting continued growth this year and adjusting guidance upward to $15 – 16 million in total revenues for the full year. Looking forward, we expect to introduce the Lp-PLA2 activity assay in Europe in the first half of next year. We do not expect the announced 510(k) withdrawal to impact the EU launch or our 2012 revenues.”

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Guidance

diaDexus said that it expects 2011 total revenue to be $15 – 16 million.

The company also said it is maintaining its guidance for 2011 net cash used in operating activities at $10 – 12 million. This projection takes into account costs associated with the consolidation of operations into one leased building, current severance obligations and equipment purchases associated with anticipated commercialization of the Lp-PLA2 activity assay in Europe in the first half of 2012.

diaDexus said that it believes it will have sufficient cash through at least the end of 2012, based on its current operating plan. Future financing needs will depend on the company’s ability to increase the rate of adoption of the company’s products by physicians and laboratories and progress in achieving additional positive coverage decisions from insurers for the PLAC Test.

Webcast

diaDexus said it is hosting a webcast on Wednesday, November 9 at 1:30 PM PST (4:30 PM EST) to discuss the 2011 third quarter financial results. The webcast may be accessed via the company’s website at www.diadexus.com/webcast.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, is focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC ELISA Test for Lp-PLA2 is the only blood test cleared by the FDA to aid in assessing risk for both coronary heart disease and ischemic stroke associated with atherosclerosis. For more information, please visit the company’s website at www.diaDexus.com.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company’s plans, objectives, expectations and intentions with respect to future financial results, operations and products, and other statements that are not historical in nature, particularly those that use terminology such as “will,” “potential,” “could,” “can,” “believes,” “intends,” “continue,” “plans,” “expects,” “projects,” “estimates” or comparable terminology. Forward-looking statements are based on current expectations and assumptions, and entail various known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include diaDexus’ ability to maintain regulatory clearance for and successfully commercialize its PLAC Test, including its ability to submit a new 510(k) application for, and obtain FDA clearance of, its new automated Lp-PLA2 activity assay; its ability to retain a chief executive officer and other key employees, to hire and retain a chief financial officer, and to attract, retain and motivate other qualified personnel; its relationship with key customers; diaDexus’ reliance on sole source third party manufacturers to manufacture and supply diaDexus’ main reagent and the PLAC Test; the effects of government regulations and the company’s ability to comply with such regulations; diaDexus’ ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; the rate of adoption of the PLAC Test by doctors and laboratories; third party payors’ acceptance of and reimbursement for the PLAC Test; downward pressure on diaDexus’ product pricing, particularly from the company’s largest customers; diaDexus’ limited revenue and cash resources; the adequacy of the company’s intellectual property rights; and diaDexus’ significant corporate expenses, including real estate liabilities and expenses associated with being a public company. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission, which are available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

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DIADEXUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
License revenue	$76	$76	$229	$229
Royalty revenue	914	882	2,863	2,627
Product sales	3,206	2,014	8,092	5,074
Product sales to related party	161	181	321	521

Total revenues	4,357	3,153	11,505	8,451
Operating costs and expenses:
Product costs	1,439	1,135	3,776	3,382
Sales and marketing	1,207	1,384	3,291	4,036
Research and development	1,449	1,604	4,215	3,584
General and administrative	2,150	1,861	7,106	3,515

Total operating costs and expenses	6,245	5,984	18,388	14,517

Loss from operations	(1,888)	(2,831)	(6,883)	(6,066)
Interest income, interest expense and other income (expense), net:
Interest income	12	21	44	25
Interest expense	390	(58)	390	(356)
Other income (expense), net	9	41	9	44

Loss before income tax	(1,477)	(2,827)	(6,440)	(6,353)
Income tax	2	—	(1)	(5)

Net loss	$(1,475)	$(2,827)	$(6,441)	$(6,358)

Basic and diluted net loss per share:	$(0.03)	$(0.07)	$(0.12)	$(0.23)

Weighted average shares used in computing basic and diluted net loss per share	53,067,057	43,086,474	53,067,057	27,156,266

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DIADEXUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2011	December 31, 2010*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,061	$20,394
Short-term marketable securities	9,525	—
Accounts receivable	1,468	1,543
Receivable from related party	—	175
Inventories	147	105
Restricted cash	400	—
Assets held for sale	304	308
Prepaid expenses and other current assets	1,289	1,046

Total current assets	23,194	23,571
Long-term investments	250	—
Restricted cash	1,400	1,800
Property and equipment, net	909	580
Other long-term assets	117	128

Total assets	$25,870	$26,079

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,021	$445
Deferred revenues, current portion	325	305
Deferred rent, current portion	21	103
Unfavorable lease obligations	458	363
Accrued and other current liabilities	2,769	1,930

Total current liabilities	4,594	3,146
Long-term deferred rent	212	52
Non-current portion of unfavorable lease obligation	3,191	3,555
Non-current portion of deferred revenue	607	835
Notes payable	4,888	—
Other long term liabilities	267	646

Total liabilities	13,759	8,234

Stockholders’ equity:
Preferred stock	—	—
Common stock	531	531
Additional paid-in capital	205,485	204,774
Accumulated other comprehensive loss	(4)	—
Accumulated deficit	(193,901)	(187,460)

Total stockholders’ equity	12,111	17,845

Total liabilities and stockholders’ equity	$25,870	$26,079

*	The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

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